Exhibit 99.1
Jeff Blackburn Joins DoorDash Board of Directors

SAN FRANCISCO, Apr. 19, 2024 — DoorDash, Inc. (NASDAQ: DASH) announced today that Jeffrey Blackburn, veteran executive of Amazon.com, Inc., has been appointed to the company's board of directors, effective May 6, 2024.

Tony Xu, co-founder and CEO of DoorDash, Inc., said, "Jeff is a world-class operator who brings decades of experience scaling hugely successful multi-sided businesses while leading and developing talented teams. He understands the tools that businesses need to succeed in today’s world. I look forward to working with Jeff as we continue to empower merchants, consumers, and Dashers in more ways and in more countries."

“DoorDash has continually demonstrated a customer-obsessed mindset — a hallmark of the most impactful businesses. I am excited to work with Tony and the board, as the company continues to establish itself as the local commerce platform of choice," said Blackburn.

Blackburn held various positions at Amazon.com, Inc. for over two decades and served on its senior leadership team for over a decade, including serving as Senior Vice President of Global Media and Entertainment from May 2021 to February 2023, and Senior Vice President of Worldwide Business Development, Advertising and Entertainment from November 2012 to February 2020. From March 2021 to May 2021, Mr. Blackburn served as a general partner and a member of the management committee of Bessemer Venture Partners, a venture capital and private equity firm. From 1995 to 1998, Mr. Blackburn worked as an investment banker at Morgan Stanley and Deutsche Bank. Mr. Blackburn holds an A.B. in Economics from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.

In addition, Greg Peters’ term as a member of the board expires in June at DoorDash’s 2024 Annual Meeting, and he will not stand for re-election. We thank him for his dedicated service, along with the experience and knowledge he shared with us through significant company milestones.

About DoorDash

DoorDash (NASDAQ: DASH) is a technology company that connects consumers with their favorite local businesses in more than 30 countries across the globe. Founded in 2013, DoorDash builds products and services to help businesses innovate, grow, and reach more customers. DoorDash is your door to more: the local commerce platform dedicated to enabling merchants to thrive in the convenience economy, giving consumers access to more of their communities, and providing work that empowers.

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